Registration No. 333-45740
Rule 424(b)(2)

PRICING SUPPLEMENT No. 8 Dated November 22, 2000 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue
Principal Amount: $100,000,000
Price to Public: 100%	Proceeds to HFC: 99.945%
Issue Date: December 4, 2000	Stated Maturity: January 7, 2003
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on November 30, 2000.
Interest Rate Basis: Federal Funds Rate.
Spread or Spread Multiplier: Plus .52% (+ 52 basis points)
Interest Payment Dates: On the 7th of January, April, July and October of each year, commencing January 7, 2001, and the Stated Maturity.
Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Determination Date: On the Business Day prior to each Interest Payment Date.

Interest Reset Date: On each Business Day, except that the Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Index Maturity: Daily.
Agent: Deutsche Bank Securities Inc.
Agent's Discount or Commission: .055%